UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                              Washington, DC 20549


                                    FORM 8-K

                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


       Date of Report (Date of earliest event reported): February 11, 2005


                   ADVANCED COMMUNICATIONS TECHNOLOGIES, INC.
             ------------------------------------------------------
             (Exact Name of Registrant as Specified in Its Charter)


     Florida                        000-30486                     65-0738251
     ---------                      ---------                     ----------
     (State or Other                (Commission                   (IRS Employer
     Jurisdiction of                File Number)                  Identification
     Incorporation)                                               Number)


   420 Lexington Avenue, New York, New York                       10170
   ----------------------------------------                       -----
   (Address of Principal Executive Offices)                      (Zip Code)


       Registrant's telephone number, including area code: (646) 227-1600
                                                           --------------

                                      N/A
         --------------------------------------------------------------
         (Former name or former address, if changed since last report.)


     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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ITEM 1.01         ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT
ITEM 2.01         COMPLETION OF ACQUISITION OR DISPOSITION OF ASSETS

         On February 11, 2005, Hudson Street Investments, Inc. ("Hudson Street"), a wholly-owned subsidiary of Advanced Communications Technologies, Inc. (the "Company"), became entitled to receive a distribution of $2,625,000 from Yorkville Advisors Management, LLC ("Yorkville") in exchange for all of Hudson Street's Preferential Rights Membership Interest in Yorkville, pursuant to the terms of Yorkville's Limited Liability Company Agreement, as amended. Accordingly, upon its receipt of the distribution, Hudson Street will no longer have any ownership interest in Yorkville. Hudson Street's receipt of the Preferential Rights Membership Interest was precipitated by the Managing Member of Yorkville announcing that Yorkville will begin winding up its affairs and is expected to dissolve later this year due to recently adopted rules and rule amendments by the Securities and Exchange Commission.

         Hudson Street's ownership interest in Yorkville was originally a minority Common Membership Interest. Pursuant to the terms of a Second Amendment to the Limited Liability Company Agreement of Yorkville entered into on January 31, 2005 among Yorkville, the Company and the other equity owners of Yorkville, the Company's minority Common Membership Interest was reconstituted as Preferential Rights Interest. As a result, Hudson Street became entitled to receive dividends and other distributions out of Yorkville's available assets in an amount up to the purchase price paid by Hudson Street for its original Common Membership Interest. The $2,625,000 preferential distribution to be received by Hudson Street represents the entire purchase price paid by Hudson Street for its original Common Membership Interest. The Company's and Hudson Street's sole relationship with Yorkville is Hudson Street's ownership of the Preferential Rights Interest in Yorkville.

         In connection with the above arrangements, the Company entered into a Letter Agreement, dated February 11, 2005, with Cornell Capital Partners, L.P. ("Cornell Capital"), whereby Cornell Capital agreed to extend and set the maturity date of a past-due non-interest bearing Promissory Note, in the original principal amount of $3,000,000, issued by the Company to Cornell Capital on January 23, 2004 (the "Note"). In accordance with the terms of the Letter Agreement, the new maturity date of the Note is June 30, 2005.

         As consideration for Cornell Capital's agreement to extend the maturity of the Note, the Company is required to pay an extension fee of $90,000 and a structuring fee of $10,000 to Cornell Capital (together, the "Fees"). In addition, effective as of February 10, 2005, the Note bears interest at the rate of ten percent (10%) per annum on the remaining principal amount outstanding. The Company also agreed to use $1,825,000 of the distribution proceeds to be received by Hudson Street to pay the Fees and repay $1,725,000 of the remaining $2,000,000 of principal outstanding under the Note. The Letter Agreement authorizes Yorkville to deduct from the distribution proceeds the amounts payable by the Company to Cornell Capital and remit such amounts directly to Cornell Capital. To further evidence the Company's payment of $1,725,000 under the Note and Cornell Capital's right to receive $1,825,000 of the $2,625,000 preferential distribution directly from Yorkville, the Company and Cornell Capital entered into an Assignment Agreement on February 14, 2005, whereby the Company assigned all of its right title and interest in and to the $1,825,000 to Cornell Capital.

         The Letter Agreement also contemplates that Cornell Capital will convert $77,500 of outstanding principal of, plus $38,588 of accrued interest on, a 10% Secured Convertible Debenture, dated November 22, 2002 (the "Debenture"), into 116,088,000 shares of the Company's common stock. As of the date hereof, Cornell Capital has not exercised such conversion right; however, upon conversion, the Company's payment obligations under the Debenture will be satisfied in full.

         The Company has the right to request monthly draw downs of up to $2,000,000 under a $30,000,000 Equity Line of Credit with Cornell Capital, of which approximately $1,800,000 has been drawn down by the Company to date. As the Company draws down on its Equity Line of Credit and because of periodic conversions of convertible instruments of the Company owned by Cornell Capital, Cornell Capital owns various amounts of shares of the Company's common stock from time to time and currently owns less than five percent (5% percent) of the Company's outstanding common stock. In addition, Cornell Capital owns 4,200 shares of the Company's Series A Convertible Preferred Stock. Yorkville is the investment manager of Cornell Capital.

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

                                    SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                       ADVANCED COMMUNICATIONS
                                       TECHNOLOGIES, INC.

Dated:  February 18, 2005              By: /s/ Wayne I. Danson
                                           -------------------------------------
                                           President and Chief Financial Officer


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